Exhibit 10.15

VOR BIOPHARMA INC.

Executive Severance and Change in Control Benefits Plan

1. Establishment of Plan. Vor Biopharma Inc., a Delaware corporation, hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan. This Plan supersedes any and all (i) severance plans and separation policies applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination that would, under the terms of this Plan, constitute a Covered Termination and (ii) the provisions of any agreements between any Covered Employee and the Company that provide for severance benefits.

2. Purpose. The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change in Control) terminates under the circumstances specified herein. The severance benefits paid under the Plan are intended to assist Covered Employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3. Definitions. For purposes of this Plan,

(a) “Accrued Obligations” shall mean (i) any earned but unpaid Base Salary as of the date the Covered Employee’s employment is terminated, (ii) any accrued, but unused vacation time as of the date the Covered Employee’s employment is terminated, (iii) any vested benefits the Covered Employee may have under any employee benefit plan of the Company as of the date the Covered Employee’s employment is terminated, (iv) any unpaid expense reimbursements accrued prior to the date the Covered Employee’s employment is terminated, and (iv) any unpaid but earned bonus for a fiscal year preceding the year in which the Covered Employee’s employment is terminated that was earned and Board-approved but is unpaid as of the date the Covered Employee’s employment is terminated.

(b) “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or, if applicable, prior to the Change in Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(c) “Benefits Continuation” shall mean the continuation of benefits described in, subject to and in accordance with Section 8 hereof.

(d) “Benefits Continuation Period” shall have the meaning set forth in Section 8 hereof.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Bonus” shall mean, for any Covered Employee, the target annual bonus for such Covered Employee, expressed as a percentage of base salary, as may be adjusted from time to time by the Board or a committee thereof, without regard to whether the performance goals applicable to such bonus had been established or satisfied at the date of termination of employment.

(g) “Cause” shall mean (i) the Covered Employee’s breach of any Restrictive Covenants Agreement with the Company, (ii) the Covered Employee’s commission of, or the Covered Employee’s plea of “guilty” or “no contest” to, a felony or crime involving moral turpitude under the laws of the United States or any State, (iii) the Covered Employee’s gross negligence or willful misconduct in the performance of his or her duties, (iv) the Covered Employee’s continuing willful failure to perform assigned duties after receiving written notification of the failure from the Company, (v) the Covered Employee’s material failure to comply with the Company’s written policies, or (vi) the Covered Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), (v) or (vi) hereof unless the Covered Employee has first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate the Covered Employee’s employment for such grounds, and, if curable, the Covered Employee has failed to cure such grounds to the Company’s satisfaction within a period of thirty (30) days from the date of such notice.

(h) “Change in Control” shall have the meaning provided in the Equity Incentive Plan.

(i) “Change in Control Termination” shall mean a Termination Without Cause of a Covered Employee or a Resignation for Good Reason by a Covered Employee, in either case, on or within the one (1) year period following the closing of a Change in Control.

(j) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Committee” shall mean the Board of Directors of the Company or the Compensation Committee of such Board of Directors.

(m) “Company” shall mean Vor Biopharma Inc., or, following a Change in Control, any successor thereto.

(n) “Covered Employees” shall mean all Regular Full-Time Employees (both exempt and non-exempt) who are Executives, who experience a Covered Termination and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof. For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan. An employee’s full-time, part-time or temporary status for the purpose of this Plan shall be determined in good faith by the Plan Administrator upon review of the employee’s status immediately before termination. Any person who is classified by the Company as an independent contractor or third-party employee is not eligible for severance benefits even if such classification is modified retroactively.

(o) “Covered Termination” shall mean a termination designated by the Plan Administrator as (i) a Change in Control Termination or (ii) solely for Covered Employees who are Executives, a Non-Change in Control Termination. The Plan Administrator shall determine whether a particular termination is a Change in Control Termination or a Non-Change in Control Termination, and may determine, based on the facts and circumstances, that a termination does not qualify as a Covered Termination. For the avoidance of doubt, any employee of the Company who is not an Executive who experiences a Termination Without Cause or a Resignation for Good Reason in either case prior to or more than twelve (12) months after the closing of a Change in Control, shall not have experienced a Covered Termination and shall not be entitled to receive any payments or benefits under this Plan.

(p) “Disability” shall mean that the employee, due to a physical or mental disability, for a period of ninety (90) consecutive days, or one hundred and eighty (180) days in the aggregate whether or not consecutive, during any three hundred and sixty-five (365) day period, is unable to perform the services required by the employee’s position at the Company. A determination of Disability shall be made by a physician selected by the Company.

(q) “Delay Period” shall have the meaning set forth in Section 13(b)(1) hereof.

(r) “Effective Date” shall mean the date of the effectiveness of the Company’s registration statement with respect to its initial public offering.

(s) “Equity Incentive Plan” shall mean the Company’s 2021 Equity Incentive Plan, as amended.

(t) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(u) “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(v) “Executive” shall mean any employee of the Company holding the title of Vice President or above.

(w) “Non-Change in Control Termination” shall mean a Termination Without Cause of a Covered Employee who is an Executive or a Resignation for Good Reason by a Covered Employee who is an Executive, in either case prior to or more than twelve (12) months after the closing of a Change in Control.

(x) “Part-Time Employees” shall mean employees who are not Regular Full-Time Employees or Temporary Employees and are treated as such by the Company.

(y) “Participants” shall mean Covered Employees.

(z) “Plan Administrator” shall mean the Committee prior to a Change in Control and the Representative following a Change in Control.

(aa) “Representative” shall mean one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following.

(bb) “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least thirty (30) hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(cc) “Resignation for Good Reason” shall mean a Separation as a result of the Covered Employee’s resignation after one of the following conditions without the Covered Employee’s written consent: (i) a material reduction in the employee’s Base Salary or target Bonus opportunity (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management); (ii) a material diminution in the employee’s authority, duties or responsibilities; (iii) a material breach by the Company of a material term of an agreement between such Covered Employee and the Company concerning the terms and conditions of such Covered Employee’s employment with the Company; or (iv) a material change in the geographic location at which the employee must perform services to the Company (it being understood that any change of forty (40) or more miles would be material). In order to establish a “Resignation for Good Reason,” an employee must provide written notice to the Company of the initial existence of the condition giving rise to the Resignation for Good Reason, which notice must be provided within ninety (90) days of the initial existence of such condition, the Company must fail to cure the condition within thirty (30) days thereafter, and the employee’s termination of employment must occur no later than thirty (30) days following the expiration of the Company’s cure period.

(dd) “Restrictive Covenants Agreement” shall mean any invention, non-disclosure agreement, non-competition or non-solicitation agreement or any similar agreement between the Covered Employee and the Company.

(ee) “Section 409A” shall have the meaning set forth in Section 13 hereof.

(ff) “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A.

(gg) “Separation Agreement” shall have the meaning set forth in Section 6 hereof.

(hh) “Separation Agreement Effective Date” shall have the meaning set forth in Section 13(c)(1) hereof.

(ii) “Temporary Employees” are employees treated as such by the Company, whether or not in writing.

(jj) “Termination Without Cause” shall mean a Separation as a result of a termination of the Covered Employee’s employment by the Company without Cause.

4. Coverage. Subject to satisfaction of the eligibility and other requirements set forth in Sections 5 and 6 of this Plan, a Covered Employee will be entitled to receive severance benefits under this Plan if such employee experiences a Covered Termination while this Plan is in effect.

5. Eligibility for Severance Benefits. The following employees will not be eligible for severance benefits, except to the extent specifically determined in good faith otherwise by the Plan Administrator: (a) an employee who is terminated for Cause or by reason of death or Disability; (b) an employee who voluntarily retires or otherwise voluntarily terminates his or her employment other than a Resignation for Good Reason at any time the case of an Executive or, on or within twelve months following a Change in Control in the case of a Covered Employee other than an Executive; and (c) an employee who is employed for a specific period of time in accordance with the terms of a written offer letter or employment agreement.

6. Separation Agreement; Timing of Severance Benefits.

(a) Receipt of any severance payments or benefits under the Plan requires that the Covered Employee: (a) comply with the provisions of any applicable Restrictive Covenants Agreement with the Company, and other obligations to the Company; (b) have returned all Company property in the Covered Employee’s possession on or prior to the Covered Employee’s last day of employment; (c) have resigned as a member of the Board or as a member of any board of directors of any subsidiary of the Company, to the extent the Covered Employee is then a director of the Company or of any such subsidiary; (d) have entered into a separation agreement, in a form to be provided by and acceptable to the Company, that has become enforceable and irrevocable and that includes a general release of all claims that the Covered Employee may have against the Company or persons affiliated with the Company, re-confirmation of the Covered Employee’s obligations under any applicable Restrictive Covenants Agreement, and a 12-month post-employment non-competition provision (or an amount equal in length to the applicable Benefits Continuation Period, if longer than 12 months) (the “Separation Agreement”); and (e) comply with the provisions of the Separation Agreement. The Separation Agreement must become enforceable and irrevocable within the time period specified therein, but in any event on or before the fifty-second (52nd) day following the date of the Covered Employee’s Separation. If the Covered Employee fails to execute without revocation the Separation Agreement within such period, the Covered Employee shall be entitled to the Accrued Obligations only and no other severance payments or benefits.

(b) The Accrued Obligations (if any) shall be paid on or before the time required by law or applicable policy, except to the extent any such payments would accelerate compensation in a manner inconsistent with Section 409A. The severance payments provided for in Section 7 hereof will be paid in accordance with the terms of this Plan and the Company’s regularly scheduled payroll dates in effect from time to time and the Benefits Continuation will be paid at the time premium payments are made by other participants in the Company’s health benefit plans generally. Subject to Section 13 hereof, the payments shall be made or commence on the first payroll date after the Separation Agreement Effective Date.

7. Cash Severance.

(a) Non-Change in Control Termination. In addition to any Accrued Obligations but subject to the requirements of Section 6 hereof, a Covered Employee who experiences a Non-Change in Control Termination shall be entitled to receive continuation of such employee’s monthly Base Salary for the Severance Period indicated in the table below opposite such employee’s title.

Title of Participant	Severance Period
Chief Executive Officer	12 Months
C-Level (other than CEO)	12 Months
Vice President	6 Months

(b) Change in Control Termination. In addition to any Accrued Obligations but subject to the requirements of Section 6 hereof, a Covered Employee who experiences a Change in Control Termination shall be entitled to receive:

(i) a single lump sum payment in an amount equal to the product of such employee’s annual Base Salary and the multiple indicated in the table below opposite such employee’s title; and

(ii) a single lump sum payment in an amount equal to the product of such employee’s Bonus and the multiple indicated in the table below opposite such employee’s title.

Title of Participant	Multiple
Chief Executive Officer	Base: 1.5x Bonus: 1.5x
C-Level (other than CEO)	Base: 1.0x Bonus: 1.0x
Vice President	Base: 0.50x Bonus: 0.50x

For purposes of this Section 7, a Covered Employee’s title shall be such employee’s title immediately prior to the Covered Termination or, if such employee’s title was changed in connection with the Change in Control, immediately prior to such change in connection with the Change in Control.

8. Benefits Continuation. Subject to Section 6, if a Covered Employee is eligible for and timely elect to continue health insurance coverage under COBRA following a Covered Termination, the Company will pay the COBRA group health insurance premiums for the Covered Employee and his or her eligible dependents until the earliest of (A) the close of the applicable Benefits Continuation Period, (B) the expiration of the Covered Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when the Covered Employee become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by the Covered Employee under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether the Covered Employee elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay the Covered Employee on the last day of each remaining month of the applicable Benefits Continuation Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the applicable Benefits Continuation Period or (ii) the date the Covered Employee voluntarily enroll in a health insurance plan offered by another employer or entity.

Title of Participant	Benefits Continuation Period – Non-Change in Control Termination	Benefits Continuation Period – Change in Control Termination
Chief Executive Officer	12 months	18 months
C-Level (other than CEO)	12 months	12 months
Vice President	6 months	6 months

9. Equity Awards. In the event of a Change in Control Termination, subject to Section 6 hereof and except to the extent provided otherwise in the applicable award agreement, all of the Covered Employee’s equity awards that were granted on or after the Company’s initial public offering and are outstanding and unvested as of such termination and that vest based on the Covered Employee’s continued service with the Company, will vest and become fully exercisable or non-forfeitable on the date of such termination. Any equity awards that were granted on or after the Company’s initial public offering and are subject to vesting based on the attainment of performance goals shall vest and become exercisable according to their individual award agreements. For the avoidance of doubt, a Covered Employee’s equity awards may also be subject to potential vesting acceleration that may occur in connection with a Change in Control as set forth in the equity incentive plan under which the equity award was granted, and, for clarity, to the extent a Covered Employee’s unvested equity award is assumed, continued or substituted for in a Change in Control pursuant to such applicable equity incentive plan, the vesting acceleration described in this Section shall apply to such assumed, continued or substituted award, as applicable. Except to the extent set forth herein, in the event of a Covered Termination all of the Covered Employee’s equity awards will continue to be dictated by the terms of the applicable award agreements.

10. Recoupment. If a Covered Employee fails to comply with the terms of this Plan, including the provisions of Section 6 above, and/or fails to comply with the terms of the Separation Agreement, the Company may require repayment to the Company of any benefits described in Sections 7 and 8 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole and good faith discretion of the Plan Administrator. Payment is due in cash or by check within thirty (30) days, or such earlier date as may be required by law or by any clawback policy that the Company adopts, after the Company provides notice to a Covered Employee that it is enforcing this provision. Any benefits described in Sections 7 and 8 above not yet received by such Covered Employee will be immediately forfeited.

11. Death; Disability. If a Participant dies or becomes Disabled after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to this Plan have been paid or provided, payments will be made to any beneficiary or legal representative designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary or legal representative has been designated, to the Participant’s estate. For the avoidance of doubt, if a Participant dies or is permanently Disabled during the Benefits Continuation period provided for the Participant in Section 8, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the applicable Benefits Continuation Period provided for such Participant in Section 8.

12. Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13. Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from or compliant with Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also Separation and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

To the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a) Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b) Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i) With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a Separation, such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six (6) month period measured from the date of such Separation of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a Separation, and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c) To the extent that severance benefits pursuant to this Plan are conditioned upon the execution and nonrevocation of a Separation Agreement, the Covered Employee shall forfeit all rights to such payments and benefits unless such separation agreement is signed and delivered (and no longer subject to revocation, if applicable) within fifty-two (52) days following the date of the termination of the Covered Employee’s employment with the Company. If the Separation Agreement is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Separation Agreement is executed and no longer subject to revocation (the “Separation Agreement Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Separation Agreement Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(ii) To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Separation Agreement must become irrevocable within fifty-two (52) days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 52nd day following the termination of Executive’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company.

(d) The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

14. Section 280G

(a) If any payment or benefit a Covered Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Covered Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If the Covered Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Covered Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Covered Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

15. Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to an event permitting a Resignation for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

16. Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company, to the extent not otherwise indemnified by the Company by agreement, pursuant to the Company’s Certificate of Incorporation (as may be amended and/or restated from time to time) or otherwise, shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Board or the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

17. Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

18. Severability. In case any one (1) or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19. Non-Assignability. No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20. Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement entered into on or after the Effective Date. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

21. Amendment or Termination. The Board or the Committee may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Company’s Board of Directors, including any independent director(s), (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for one (1) year.

22. Interpretation and Administration. Prior to the closing of a Change in Control, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons.

Upon and after the closing of a Change in Control, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the closing of a Change in Control will be final and binding on all Covered Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the closing of a Change in Control shall mean the Representative

23. Legal Construction. This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the Commonwealth of Massachusetts.

24. Claims, Inquiries and Appeals.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Vor Biopharma Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Corporate Secretary

100 Cambridgepark Drive, Suite 400

Cambridge, Massachusetts 02140

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in (d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Vor Biopharma Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Corporate Secretary

100 Cambridgepark Drive, Suite 400

Cambridge, Massachusetts 02140

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by (a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in (c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 25, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

25. Basis of Payments to and from Plan. The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

26. Other Plan Information.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 77-0424412. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Vor Biopharma Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Corporate Secretary

100 Cambridgepark Drive, Suite 400

Cambridge, Massachusetts 02140

In addition, service of legal process may be made upon the Plan Administrator.

(d) Plan Sponsor. The “Plan Sponsor” is:

Vor Biopharma Inc.

Compensation Committee of the Board of Directors or Representative

100 Cambridgepark Drive, Suite 400

Cambridge, Massachusetts 02140

(617) 655-6580

(e) Plan Administrator. The Plan Administrator is the Committee prior to the closing of a Change in Control and the Representative upon and following the closing of a Change in Control. The Plan Administrator’s contact information is:

Vor Biopharma Inc.

Compensation Committee of the Board of Directors or Representative

100 Cambridgepark Drive, Suite 400

Cambridge, Massachusetts 02140

(617) 655-6580

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

27. Statement of ERISA Rights. Participants in this Plan (which is a welfare benefit plan sponsored by Vor Biopharma Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(iii) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Adopted by the Board: January 19, 2021